Exhibit 99.1
EPR PROPERTIES
TRUSTEE RESIGNATION POLICY
(Adopted by the Board of Trustees on December 5, 2014)
Under Article II, Section 8 of the Amended and Restated Bylaws of EPR Properties (the "Company"), a nominee for Trustee to the Company's Board of Trustees (the "Board") in an uncontested election is elected if he or she receives a majority of the votes cast in the election. The following procedures address the situation in which a nominee for the Company's Board of Trustees receives more votes "withheld" or "against" his or her election than votes "for" his or her election (a "Majority Against Vote").
By accepting a nomination to stand for election or re-election as a Trustee of the Company or an appointment as Trustee to fill a vacancy or new Trusteeship, each candidate, nominee or appointee agrees that if, in an uncontested election of Trustees, he or she receives a a Majority Against Vote, the Trustee shall promptly tender a written offer of resignation (substantially in the form of Exhibit A) to the Board following certification of the shareholder vote from the meeting at which the election occurred. For purposes of this policy, an "uncontested election of Trustees" is any election of Trustees in which the number of nominees for election does not exceed the number of Trustees to be elected.
The Nominating and Company Governance Committee of the Board (the "Committee") will promptly consider the Trustee's offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on the Committee's recommendation within 90 days following certification of the shareholder vote.
In evaluating the Trustee's resignation, each of the Committee and the Board shall consider all factors they deem relevant, including (i) the perceived reasons for the Majority Against Vote, (ii) the qualifications and tenure of the Trustee, (iii) the Trustee's past and expected future contributions to the Company, (iv) the overall composition of the Board and whether accepting the resignation would cause the Company to violate any applicable rule or regulation (including New York Stock Exchange listing standards and federal securities laws) or any of its material agreements, and (v) whether the resignation would be in the best interests of the Company and its shareholders.
In determining what action to recommend or take regarding the Trustee's resignation, each of the Committee and the Board may consider a range of alternatives as they deem appropriate, including (i) accepting the resignation, (ii) rejecting the resignation, (iii) rejecting the resignation to allow the Trustee to remain on the Board but agreeing that the Trustee will not be nominated for re-election to the Board at the next election of Trustees, (iv) deferring acceptance of the resignation until the Board can find a replacement Trustee with the necessary qualifications to fill the vacancy that accepting the resignation would create, or (v) deferring acceptance of the resignation if the Trustee can cure the underlying cause of the Majority Against Vote within a specified period of time (for example, if the Majority Against Vote were due to overboarding, by resigning from other company boards).
After the Board makes a formal decision on the Committee's recommendation, the Company shall publicly disclose this action in a Form 8-K filed with the Securities and Exchange Commission within four business days of the decision. If the Board has determined to take any action other than acceptance of the resignation, the Form 8-K shall also include the Board's rationale supporting its decision.
Any Trustee who tenders his or her offer of resignation pursuant to this policy shall not participate in any deliberations or actions by the Committee or the Board regarding his or her resignation but shall otherwise continue to serve as a Trustee during this period.
If other Trustees who are members of the Committee receive a Majority Against Vote in the same uncontested election of Trustees, so that a quorum of the Committee cannot be achieved, then the other independent Trustees on the Board who received more votes "for" or "in favor" than "withheld" or "against" in that election will consider and decide what action to take regarding the resignation of each Trustee who received a Majority Against Vote. If three or fewer independent Trustees on the Board did not receive a Majority Against Vote in the same election, then all independent Trustees on the Board shall participate in deliberations and actions regarding Trustee resignations except that no Trustee can participate in the vote on his or her own resignation.

Exhibit A
[FORM OF TRUSTEE RESIGNATION]
RESIGNATION LETTER
[DATE]

Board of Trustees
EPR Properties
909 Walnut Street
Suite 200
Kansas City, MO 64106

Ladies and Gentlemen:
In accordance with the EPR Properties Trustee Resignation Policy, I hereby tender my resignation as a member of the Board of Trustees of EPR Properties (the "Company"), effective as of the date hereof.
Please note that my resignation is a result of the Trustee Resignation Policy and not as a result of any disagreement between myself and the Company, its management, board of Trustees or any committee of the board of Trustees.
Sincerely,
[SIGNATURE]
[NAME]